Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter



Nuveen New Jersey Premium Income Municipal Fund, Inc.
33-51160
811-7118


Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of the Statement Establishing and Fixing the Rights and Preferences of
Variable Rate Demand Preferred Shares, considered an amendment to the Articles of Incorporation, containing a description of the Funds preferred securities.